Trust Agreement
 			   Between


	Computer Associates International, Inc.

				And

	   Fidelity Management Trust Company





	COMPUTER ASSOCIATES SAVINGS HARVEST PLAN

				TRUST













		Dated as of March 31, 1993


	TABLE OF CONTENTS

Section								           Page
- -------                                                          ----
1  Trust .......................................................   2

2  Exclusive Benefit and Reversion of
    Sponsor Contributions ......................................   2

3  Disbursements................................................   3
   (a) Directions from Administrator
   (b) Limitations

4  Investment of Trust .........................................   3
   (a) Selection of Investment Options
   (b) Available Investment Options
   (c) Participant Direction
   (d) Mutual Funds
   (e) Sponsor Stock
   (f) Notes
   (f) Reliance of Trustee Directions
   (g) Trustee Powers

5  Recordkeeping and Administrative Services to Be Performed....  16
   (a) General
   (b) Accounts
   (c) Inspection and Audit
   (d) Effect of Plan Amendment
   (e) Returns, Reports and Information

6  Compensation and Expenses ...................................  18

7  Directions and Indemnification ..............................  18
   (a) Identity of Administrator and Named Fiduciary
   (b) Directions from Administrator
   (c) Directions from Named Fiduciary
   (d) Co-Fiduciary Liability
   (e) Indemnification
   (f) Survival

8  Resignation or Removal of Trustee ...........................  20
   (a) Resignation
   (b) Removal

9  Successor Trustee ...........................................  20
   (a) Appointment
   (b) Acceptance
   (c) Corporate Action

10 Termination .................................................  21

						- i -



				TABLE OF CONTENTS (Continued)

Section                                                        Page
11 Resignation, Removal, and Termination Notices ................  21

12 Duration .....................................................  22

13 Amendment or Modification ....................................  22

14 General ......................................................  22
   (a) Performance by Trustee, its Agents or Affiliates
   (b) Entire Agreement
   (c) Waiver
   (d) Successors and Assigns
   (e) Partial Invalidity
   (f) Section Headings

15 Governing Law ................................................  23
   (a) Massachusetts Law Controls
   (b) Trust Agreement Controls



Schedules

  A.	Recordkeeping and Administrative Services
  B.	Fee Schedule
  C.	Investment Options
  D.	Sponsor's Authorization Letter
  E.	Named Fiduciary's Authorization Letter
  F.  IRS Determination Letter or Opinion of Counsel
  G.	Telephone Exchange Procedures


    TRUST AGREEMENT, dated as of the thirty-first day of March, 1993, between COMPUTER ASSOCIATES INTERNATIONAL,
INC., a Delaware corporation, having an office at One
Computer Associates Plaza, lslandia, NY 11788-7000 (the
"Sponsor"), and FIDELITY MANAGEMENT TRUST COMPANY, a
Massachusetts trust company, having an office at 82
Devonshire Street, Boston, Massachusetts 02109 (the
"Trustee").

WITNESSETH:


    WHEREAS, the Sponsor is the sponsor of the Computer
Associates Savings Harvest Plan (the "Plan"); and

    WHEREAS, the Sponsor wishes to establish a trust to hold and invest plan assets under the Plan for the exclusive benefit of participants in the Plan and their beneficiaries; and

    WHEREAS, the Plan Committee (the "Named Fiduciary") is the named fiduciary of the Plan (within the meaning of section 402(a) of the Employee Retirement Income Security
Act of 1974, as amended ("ERISA")); and

    WHEREAS, the Trustee is willing to hold and invest the aforesaid plan assets in trust among several investment options selected by the Named Fiduciary; and

    WHEREAS, the Sponsor wishes to have the Trustee perform certain ministerial recordkeeping and administrative functions under the Plan; and

    WHEREAS, the Plan Committee (the "Administrator") is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA); and

    WHEREAS, the Trustee is willing to perform recordkeeping and administrative services for the Plan within a framework of plan provisions, guidelines and interpretations conveyed in writing to the Trustee by the Administrator.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Sponsor and the Trustee agree as follows:

Section 1. Trust. The Sponsor hereby establishes the
Computer Associates

Savings Harvest Plan Trust (the "Trust"), with the
Trustee. The Trust shall consist of an initial contribution of money or other property acceptable to the Trustee in its sole discretion, made by the Sponsor or transferred from a previous trustee under the Plan, such additional sums of money and Sponsor Stock (hereinafter defined) as shall from time to time be delivered to the Trustee under the Plan, all investments made therewith and proceeds thereof, and all earnings and profits thereon, less the payments that are made by the Trustee as provided herein, without distinction between principal and income. The Trustee hereby accepts the Trust on the terms and conditions set forth in this Agreement. In accepting this Trust, the Trustee shall be accountable for the assets received by it, subject to the terms and conditions of this Agreement.

Section 2. Exclusive Benefit and Reversion Of Sponsor
Contributions.

Except as provided under applicable law, no part of the Trust may be used for, or diverted to, purposes other than the exclusive benefit of the participants in the Plan or their beneficiaries prior to the satisfaction of all liabilities with respect to the participants and their beneficiaries.

Section 3. Disbursements.

    (a) Directions from Administrator. The Trustee shall make disbursements in the amounts and in the manner that the Administrator directs from time to time in writing.
The Trustee shall have no responsibility to ascertain any direction's compliance with the terms of the Plan or of any applicable law or the direction's effect for tax purposes or otherwise; nor shall the Trustee have any responsibility to see to the application of any disbursement.

    (b) Limitations. The Trustee shall not be required to make any disbursement in excess of the net realizable value of the assets of the Trust at the time of the disbursement. The Trustee shall not be required to make any disbursement in cash unless the Administrator has provided a written direction as to the assets to be converted to cash for the purpose of making the disbursement.

Section 4. Investment of Trust.

    (a) Selection Of Investment Options. The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options.

    (b) Available Investment Options. The Named Fiduciary shall direct the Trustee as to what investment options:
(i) the Trust shall be invested in during the participant recordkeeping reconciliation period, and (ii) the investment options in which Plan participants may invest in, subject to the following limitations. The Named
Fiduciary may determine to offer as investment options only (i) securities issued by the investment companies advised by Fidelity Management & Research Company
("Mutual Funds"), (ii) equity securities issued by the Sponsor or an affiliate which are publicly-traded and which are "qualifying employer securities" within the meaning of section 407(d)(5) of ERISA ("Sponsor Stock"),
(iii) notes evidencing loans to Plan participants in accordance with the terms of the Plan, and (iv) collective investment funds maintained by the Trustee for qualified plans; provided, however, that the Trustee shall be considered a fiduciary with investment discretion only with respect to Plan assets that are invested in collective investment funds maintained by the Trustee for qualified plans. The investment options initially selected by the Named Fiduciary are identified on Schedules "A" and "C" attached hereto. The Named
Fiduciary may add additional investment options with the consent of the Trustee and upon mutual amendment of this Trust Agreement and the Schedules thereto to reflect such additions.

    (c) Participant Direction. Each Plan participant shall direct the Trustee in which investment option(s) to invest the assets in the participant's individual accounts. Such directions may be made by Plan participants by use of the telephone exchange system maintained for such purposes by the Trustee or its agent, in accordance with written Telephone Exchange Guidelines attached hereto as Schedule "G". Any directions made by a Participant using the telephone exchange system shall be treated as a direction made in writing by the Named
Fiduciary for purposes of Section 7 hereafter. In the event that the Trustee fails to receive a proper direction, the assets shall be invested in the securities of the Mutual Fund set forth for such purpose on Schedule
"C", until the Trustee receives a proper direction and the Trustee shall notify the Sponsor immediately. if such situation occurs.

    (d) Mutual Funds. The Sponsor hereby acknowledges that it has received from the Trustee a copy of the prospectus for each Mutual Fund selected by the Named
Fiduciary as a Plan investment option. Trust investments in Mutual Funds shall be subject to the following limitations:

	    (i) Execution of Purchases and Sale. Purchases and sales of Mutual Funds (other than for Exchanges) shall be made on the date on which the Trustee receives from the Sponsor in good order all information and documentation necessary to accurately effect such purchases and sales (or in the case of a purchase, the date on which the Trustee has received a wire transfer of funds necessary to make such purchase). Exchanges of Mutual Funds shall be made in accordance with the Telephone Exchange Guidelines attached hereto as Schedule
"G".

	    (ii) Voting. At the time of mailing of notice of each annual or special stockholders' meeting of any Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to each Plan participant who has shares of the Mutual Fund credited to the participant's accounts, together with a voting direction form for return to the Trustee or its designee.
The participant shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares credited to the participant's accounts (both vested and unvested). The Trustee shall vote the shares as directed by the participant. The Trustee shall not vote shares for which it has received no directions from the participant. During the participant recordkeeping reconciliation period, the Sponsor shall have the right to direct the Trustee as to the manner in which the Trustee is to vote the shares of the Mutual Funds in the Trust. With respect to all rights other than the right to vote, the Trustee shall follow the directions of the participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no duty to solicit directions from participants or the Sponsor.

    (e) Sponsor Stock. Trust investments in Sponsor Stock shall be made via the Computer Associates Common Stock
Fund which shall consist of shares of Sponsor Stock and short-term liquid investments, including a commingled money market fund ("Fidelity Employee Benefit U.S.
Government Reserves Portfolio") maintained by the Trustee, necessary to satisfy the

Fund's cash needs for transfers and payments. A cash target range shall be determined in conjunction with the Sponsor for the cash portion of the Computer Associates
Common Stock Fund. The Trustee is responsible for ensuring that the actual cash held in the Computer
Associates Common Stock Fund falls within the agreed upon range over time. Each participant's proportional interest in the Computer Associates Common Stock Fund shall be measured in units of participation, rather than shares of Sponsor Stock. Such units shall represent a proportionate interest in all of the assets of the Computer Associates
Common Stock Fund, which includes shares of Sponsor
Stock, short-term investments and at times, receivables for dividends and/or Sponsor Stock sold and payables for Sponsor Stock purchased. A Net Asset Value ("NAV") per unit will be determined daily for each unit outstanding of the Computer Associates Common Stock Fund. The return earned by the Computer Associates Common Stock Fund will represent a combination of the dividends paid on the shares of Sponsor Stock held by the Computer Associates
Common Stock Fund, gains or losses realized on sales of Sponsor Stock, appreciation or depreciation in the market price of those shares owned, and interest on the short-term investments held by the Computer Associates Common
Stock Fund. Dividends received by the Computer Associates
Common Stock Fund are reinvested in additional shares of Sponsor Stock. Investments in Sponsor Stock shall be subject to the following limitations:

    	    (i) Acquisition Limit. Pursuant to the Plan, the Trust may be invested in Sponsor Stock to the extent necessary to comply with investment directions under
Section 4(c) of this Agreement.

    	    (ii) Fiduciary Duty of Named Fiduciary. The
Trustee shall not be responsible for monitoring the suitability under the fiduciary duty rules of section
404(a)(1) of ERISA (as modified by section 404(a)(2) of ERISA) of acquiring and holding Sponsor Stock. The
Trustee shall not be liable for any loss, or by reason of any breach, which arises from the directions of the Named Fiduciary with respect to the acquisition and holding of Sponsor Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by the foregoing fiduciary duty rules or would be contrary to the terms of the Plan or this Agreement.

         (iii) Execution Of Purchases and Sales. (A)
Purchases and sales of Sponsor Stock (other than for exchanges) shall be made on the open market on the date on which the Trustee receives from the Named Fiduciary or Administrator in good order all information and documentation necessary to accurately effect such purchases and sales (or, in the ease of purchases, the subsequent date on which the Trustee has received a wire transfer of the funds necessary to make such purchases) in conjunction with the participants' individual account information contained on the Trustee's recordkeeping system. Exchanges of Sponsor Stock shall be made in accordance with the Telephone Exchange Guidelines attached hereto as Schedule "G". Such general rules shall not apply in the following circumstances:

    			(1) If the Trustee is unable to
determine the number of shares required to be purchased or sold on such day; or

    			(2) If the Trustee is unable to
purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

    			(3) If the Trustee is prohibited by the
Securities and Exchange Commission, the New York Stock
Exchange, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day.

In the event of the occurrence of the circumstances described in (1), (2), or (3) above, the Trustee shall purchase or sell such shares as soon as possible thereafter and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively.
The Trustee may follow directions from the Named
Fiduciary to deviate from the above purchase and sale procedures provided that such direction is made in writing by the Named Fiduciary.

    (B) Use of an Affiliated Broker. The Sponsor hereby authorizes the Trustee to use Fidelity Brokerage
Services, Inc. ("FBSI") to provide brokerage services in connection with any purchase or sale of Sponsor Stock in accordance with directions from Plan participants. FBSI shall execute such directions directly or through its affiliate, National Financial Services Company ("NFSC").
The provision of brokerage services shall bc subject to the following:

    			(i)  As consideration for such
brokerage services, the Sponsor agrees that FBSI shall be entitled to remuneration under this authorization provision in the amount of three and one-half cents
($.035) commission on each share of Sponsor Stock. Any change in such remuneration may be made only by a signed agreement between Sponsor and Trustee.

    			(ii)  Following the procedures set
forth in Department of Labor Prohibited Transaction Class
Exemption 86-128, the Trustee will provide the Sponsor with the following documents: (1) a description of FBSI's brokerage placement practices; (2) a copy of PTCE 86-128;
and (3) a form by which the Sponsor may terminate this authorization to use a broker affiliated with the Trustee. The Trustee will provide the Sponsor with this termination form annually, as well as an annual report which summarizes all securities transaction-related charges incurred by the Plan, and the Plan's annualized turnover rate.

    			(iii)  Any successor organization of
FBSI, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this authorization provision.

    			(iv)  The Trustee and FBSI shall
continue to rely on this authorization provision until notified to the contrary. The Sponsor reserves the right to terminate this authorization upon thirty (30) days written notice to FBSI (or its successor) and the Trustee, in accordance with Section 11 of this Agreement.

    (iv) Securities Law Reports. The Named Fiduciary shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust's ownership of Sponsor Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Sponsor Stock pending the filing of any report. The Trustee shall provide to the Named Fiduciary such information on the Trust's ownership of Sponsor Stock as the Named Fiduciary may reasonably request in order to comply with Federal or State securities laws.

    (v) Voting and Tender Offers. Notwithstanding any other provision of this Agreement the provisions of this Section shall govern the voting and tendering of Sponsor
Stock. The Sponsor, after consultation with the Trustee, shall provide and pay for all printing, mailing, tabulation and other costs associated with the voting and tendering of Sponsor Stock.

    (A) Voting.


    		(1) When the issuer of the Sponsor Stock files preliminary proxy solicitation materials with the Securities and Exchange Commission, the Sponsor shall cause a copy of all materials to be simultaneously sent to the Trustee. Based on these materials the Trustee shall prepare a voting instruction form. At the time of mailing of notice of each annual or special stockholders' meeting of the issuer of the Sponsor Stock, the Sponsor shall cause a copy of the notice and all proxy solicitation materials to be sent to each Plan participant with an interest in Sponsor Stock held in the Trust, together with the foregoing voting instruction form to be returned to the Trustee or its designee. The form shall show the proportional interest in the number of full and fractional shares of Sponsor Stock credited to the participant's accounts held in the Computer
Associates Common Stock Fund. The Sponsor shall provide the Trustee with a copy of any materials provided to the participants and shall certify to the Trustee that the materials have been mailed or otherwise sent to participants.

    		(2) Each participant with an interest in the Computer Associates Common Stock Fund shall have the right, acting in the capacity of a named fiduciary within the meaning of section 402 of ERISA, to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) that number of shares of Sponsor Stock reflecting such participant's proportional interest in the Computer Associates Common Stock Fund (both vested and unvested). Directions from a participant to the Trustee concerning the voting of Sponsor Stock shall be communicated in writing, or by mailgram or similar means. These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person. Upon its receipt of the directions, the Trustee shall vote the shares of Sponsor Stock reflecting the participant's proportional interest in the Computer Associates Common Stock Fund as directed by the participant. The Trustee shall not vote shares of Sponsor Stock reflecting a participant's proportional interest in the Computer Associates Common Stock Fund for which it has received no direction from the participant.

    (B) Tender Offers.

  		(1) Upon commencement of a tender offer for any securities held in the Trust that are Sponsor Stock, the Sponsor shall notify each Plan participant with an interest in such Sponsor Stock of the tender offer and utilize its best efforts to timely distribute or cause to be distributed to the participant the same information that is distributed to shareholders of the issuer of Sponsor Stock in connection with the tender offer, and, after consulting with the Trustee, shall provide and pay for a means by which the participant may direct the Trustee whether or not to tender the Sponsor Stock reflecting such participant's proportional interest in the Computer Associates Common Stock Fund (both vested and unvested). The Sponsor shall provide the Trustee with a copy of any material provided to the participants and shall certify to the Trustee that the materials have been mailed or otherwise sent to participants.

    		(2) Each participant shall have the right to direct the Trustee to tender or not to tender some or all of the shares of Sponsor Stock reflecting such participant's proportional interest in the Computer Associates Common Stock Fund (both vested and unvested). Directions from a participant to the Trustee concerning the tender of Sponsor Stock shall be communicated in writing, or by mailgram or such similar means as is agreed upon by the Trustee and the Sponsor under the preceding paragraph. These directions shall be held in confidence by the

Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee's services hereunder. The Trustee shall tender or not tender shares of Sponsor Stock as directed by the participant. The Trustee shall not tender shares of Sponsor Stock reflecting a participant's proportional interest in the Computer Associates Common Stock Fund for which it has received no direction from the participant.

    		(3) A participant who has directed the
Trustee to tender some or all of the shares of Sponsor
Stock reflecting the participant's proportional interest in the Computer Associates Common Stock Fund may, at any time prior to the tender offer withdrawal date, direct the Trustee to withdraw some or all of the tendered shares reflecting the participant's proportional interest, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline. Prior to the withdrawal deadline, if any shares of Sponsor Stock not credited to participants' accounts have been tendered, the Trustee shall redetermine the number of shares of Sponsor Stock that would be tendered under Section
4(e)(v)(B)(3) if the date of the foregoing withdrawal were the date of determination, and withdraw from the tender offer the number of shares of Sponsor Stock not credited to participants' accounts necessary to reduce the amount of tendered Sponsor Stock not credited to participants' accounts to the amount so redetermined. A participant shall not be limited as to the number of directions to tender or withdraw that the participant may give to the Trustee.

    		(4) A direction by a participant to the
Trustee to tender shares of Sponsor Stock reflecting the participant's proportional interest in the Computer
Associates Common Stock Fund shall not be considered a written election under the Plan by the participant to withdraw, or have distributed, any or all of his withdrawable shares. The Trustee shall credit to each proportional interest of the participant from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Sponsor Stock tendered from that interest. Pending receipt of directions (through the Administrator) from the participant or the Named Fiduciary, as provided in the Plan, as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in the Mutual Fund described in Schedule
"C".

    (vi) Shares Credited. For all purposes of this Section, the number of shares of Sponsor Stock deemed
"credited" or "reflected" to a participant's proportional interest shall be determined as of the last preceding valuation date. The trade date is the date the transaction is valued.

    (vii) General. With respect to all rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Sponsor Stock credited to a participant's proportional interest in the Computer Associates Common Stock Fund, the Trustee shall follow the directions of the participant and if no such directions are received, the directions of the Named Fiduciary. The Trustee shall have no duty to solicit directions from participants.
With respect to all rights other than the right to vote and the right to tender, in the case of Sponsor Stock not credited to participants' accounts, the Trustee shall follow the directions of the Named Fiduciary.

    (viii) Conversion. All provisions in this Section 4(e) shall also apply to any securities received as a result of a conversion of Sponsor Stock.

    (f) Notes. The Administrator shall act as the Trustee's agent for the purpose of holding all trust investments in participant loan notes and related documentation and as such shall (i) hold physical custody of and keep safe the notes and other loan documents, (ii) collect and remit all principal and interest payments to the Trustee, (iii) keep the proceeds of such loans separate from the other assets of the Administrator and clearly identify such assets as Plan assets, and (iv) cancel and surrender the notes and other loan documentation when a loan has been paid in full. To originate a participant loan, the Plan participant shall direct the Trustee as to the type of loan to be made from the participant's individual account. Such directions shall be made by Plan participants by use of the telephone exchange system maintained for such purpose by the Trustee or its agent. The Trustee shall determine, based on the current value of the participant's account, the amount available for the loan. Based on the quarterly interest rate supplied by the Administrator in accordance with the terms of the Plan, the Trustee shall advise the participant of such interest rate, as well as the installment payment amounts. The Trustee shall forward the loan document to the participant for execution and submission for approval to the Administrator. The
Administrator shall have the responsibility for approving the loan and instructing the Trustee to send the loan proceeds to the Administrator or to the participant if so directed by the Administrator. In all cases, such instruction by the Administrator shall be made within thirty (30) days of the participant's initial request
(the origination date).

    (g) Reliance of Trustee on Directions. (i) The
Trustee shall not be liable for any loss, or by reason of any breach, which arises from any participant's exercise or non-exercise of rights under this Section 4 over the assets in the participant's accounts except if the Trustee is negligent in carrying out the directions of the participant.

    (ii) The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the Named
Fiduciary's exercise or non-exercise of rights under this
Section 4, unless it was clear on their face that the actions to be taken under the Named Fiduciary's directions were prohibited by the fiduciary duty rules of section
404(a) of ERISA or were contrary to the terms of the Plan or this Agreement.

     (h) Trustee Powers. The Trustee shall have the following powers and authority:

	   (i) Subject to paragraphs (b), (c), (d) and (e) of this Section 4, to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition.

    	   (ii) Subject to paragraphs (b) and (c) of this
Section 4, to invest in collective investment funds maintained by the Trustee for qualified plans, in which ease the provisions of each collective investment fund in which the Trust is invested shall be deemed adopted by the Sponsor and the provisions thereof incorporated as a part of this Trust as long as the fund remains exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended.

    	   (iii) To cause any securities or other property held as part of the Trust to be registered in the Trustee's own name, in the name of one or more of its nominees, or in the Trustee's account with the Depository
Trust Company of New York and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.

	   (iv) To keep that portion of the Trust in cash or cash balances as the Named Fiduciary or Administrator may, from time to time, deem to be in the best interest of the Trust.

        (v) To make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted.

        (vi) To settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings;
and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor;
provided, however, that the above is subject to the approval of the Named Fiduciary or the Administrator.

	   (vii) To employ legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor;
provided, however, that the above is subject to the approval of the Named Fiduciary or the Administrator.

        (viii)  To do all other acts although not
specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.

Section 5. Recordkeeping and Administrative Services to
Be Performed.

    (a) General. The Trustee shall perform those recordkeeping and administrative functions described in Schedule "A" attached hereto. These recordkeeping and administrative functions shall be performed within the framework of the Administrator's written directions regarding the Plan's provisions, guidelines and interpretations.

    (b) Accounts. The Trustee shall keep accurate accounts of all investments, receipts, disbursements, and other transactions hereunder, and shall report the value of the assets held in the Trust as of the last day of each fiscal quarter of the Plan and, if not on the last day of a fiscal quarter, the date on which the Trustee resigns or is removed as provided in Section 8 of this Agreement or is terminated as provided in Section 10 (the "Reporting
Date").  Within thirty (30) days following each Reporting
Date or within sixty (60) days in the case of a Reporting
Date caused by the resignation or removal of the Trustee, or the termination of this Agreement, the Trustee shall file with the Administrator a written account setting forth all investments, receipts, disbursements, and other transactions effected by the Trustee between the Reporting Date and the prior Reporting Date, and setting forth the value of the Trust as of the Reporting Date.
Except as otherwise required under ERISA, upon the expiration of six (6) months from the date of filing such account with the Administrator, the Trustee shall have no liability or further accountability to anyone with respect to the propriety of its acts or transactions shown in such account, except with respect to such acts or transactions as to which the Sponsor shall within such six (6) month period file with the Trustee written objections.

    (c) Inspection and Audit. All records generated by the Trustee in accordance with paragraphs (a) and (b) shall be open to inspection and audit, during the Trustee's regular business hours prior to the termination of this Agreement, by the Administrator or any person designated by the Administrator. Upon the resignation or removal of the Trustee or the termination of this Agreement, the Trustee shall provide to the Administrator, at no expense to the Sponsor, in the format regularly provided to the Administrator, a statement of each participant's accounts as of the resignation, removal, or termination, and the Trustee shall provide to the Administrator or the Plan's new recordkeeper such further records as are reasonable, at the Sponsor's expense.

    (d) Effect of Plan Amendment. A confirmation of the current qualified status of the Plan is attached hereto as Schedule "F". The Trustee's provision of the recordkeeping and administrative services set forth in this Section 5 shall be conditioned on the Sponsor delivering to the Trustee a copy of any amendment to the Plan as soon as administratively feasible following the amendment's adoption, with, if requested, an IRS determination letter or an opinion of counsel substantially in the form of Schedule "F" covering such amendment, and on the Administrator providing the Trustee on a timely basis with all the information the Administrator deems necessary for the Trustee to perform the recordkeeping and administrative services and such other information as the Trustee may reasonably request.

    (e) Returns, Reports and Information. The
Administrator shall be responsible for the preparation and filing of all returns, reports, and information required of the Trust or Plan by law. The Trustee shall provide the Administrator with such information as the Administrator may reasonably request to make these filings. The Administrator shall also be responsible for making any disclosures to Participants required by law including, without limitation, such disclosures as may be required under federal or state truth-in-lending laws with regard to Participant loans.

Section 6. Compensation and Expenses. Within thirty (30) days of receipt of the Trustee's bill, which shall be computed and billed in accordance with Schedule 'B' attached hereto and made a part hereof, as amended from time to time, the Sponsor shall send to the Trustee a payment in such amount. All expenses of the Trustee relating directly to the acquisition and disposition of investments constituting part of the Trust, and all taxes of any kind whatsoever that may be levied or assessed under existing or future laws upon or in respect of the Trust or the income thereof, shall be a charge against and paid from the appropriate Plan participants' accounts.

Section 7. Directions and Indemnification.

    (a) Identity of Administrator and Named Fiduciary.
The Trustee shall be fully protected in relying on the fact that the Named Fiduciary and the Administrator under the Plan are the individuals or persons named as such above or such other individuals or persons as the Sponsor may notify the Trustee in writing.

    (b) Directions from Administrator. Whenever the
Administrator provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted (and not withdrawn) in writing to the Trustee by the Administrator in the form attached hereto as Schedule "D", provided the Trustee reasonably believes the signature of the individual to be genuine, unless it is clear on the direction's face that the actions to be taken under the direction would bc prohibited by the fiduciary duty rules of section 404(a) of ERISA or would be contrary to the terms of the Plan or this Agreement. Such direction may also be made via EDT in accordance with procedures agreed to by the Administrator and the Trustee; provided, however, that the Trustee shall be fully protected in relying on such direction as if it were a direction made in writing by the Administrator. The Trustee shall have no responsibility to ascertain any direction's (i) accuracy, (ii) compliance with the terms of the Plan or any applicable law, or (iii) effect for tax purposes or otherwise.

    (c) Directions from Named Fiduciary. Whenever the
Named Fiduciary or Sponsor provides a direction to the Trustee, the Trustee shall not be liable for any loss, or by reason of any breach, arising from the direction (i) if the direction is contained in a writing (or is oral and immediately confirmed in a writing) signed by any individual whose name and signature have been submitted
(and not withdrawn) in writing to the Trustee by the Named Fiduciary in the form attached hereto as Schedule
"E" and (ii) if the Trustee reasonably believes the signature of the individual to be genuine, unless it is clear on the direction's face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of section 404(a) of ERISA or would be contrary to the terms of the Plan or this Agreement.

	(d) Co-Fiduciary Liability. In any other case, the Trustee shall not be liable for any loss, or by reason of any breach, arising from any act or omission of another fiduciary under the Plan except as provided in section 405(a) of ERISA.

    (e) Indemnification. The Sponsor shall indemnify the
Trustee against, and hold the Trustee harmless from, any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all loss, etc., arising from the Trustee's negligence or bad faith.

    (f) Survival. The provisions of this Section 7 shall survive the termination of this Agreement.

Section 8. Resignation or Removal of Trustee.

    (a) Resignation. The Trustee may resign at any time upon sixty (60) days' notice in writing to the Sponsor, unless a shorter period of notice is agreed upon by the Sponsor.

    (b) Removal. The Sponsor may remove the Trustee at any time upon thirty (30) days' notice in writing to the Trustee, unless a shorter period of notice is agreed upon by the Trustee.

Section 9. Successor Trustee.

    (a) Appointment. If the office of Trustee becomes vacant for any reason, the Sponsor may in writing appoint a successor trustee under this Agreement. The successor trustee shall have all of the rights, powers, privileges, obligations, duties, liabilities, and immunities granted to the Trustee under this Agreement. The successor' trustee and predecessor trustee shall not be liable for the acts or omissions of the other with respect to the Trust.

    (b) Acceptance. When the successor trustee accepts its appointment under this Agreement, title to and possession of the Trust assets shall immediately vest in the successor trustee without any further action on the part of the predecessor trustee. The predecessor trustee shall execute all instruments and do all acts that reasonably may be necessary or reasonably may be requested in writing by the Sponsor or the successor trustee to vest title to all Trust assets in the successor trustee or to deliver all Trust assets to the successor trustee.

    (c) Corporate Action. Any successor of the Trustee or successor trustee, through sale or transfer of the business or trust department of the Trustee or successor trustee, or through reorganization, consolidation, or merger, or any similar transaction, shall, upon consummation of the transaction, become the successor trustee under this Agreement.

Section 10. Termination. This Agreement may be terminated at any time by the Sponsor upon thirty (30) days' notice in writing to the Trustee. On the date of the termination of this Agreement, the Trustee shall forthwith transfer and deliver to such individual or entity as the Sponsor shall designate, all cash and assets then constituting the Trust. If, by the termination date, the Sponsor has not notified the Trustee in writing as to whom the assets and cash are to be transferred and delivered, the Trustee may bring an appropriate action or proceeding for leave to deposit the assets and cash in a court-of competent jurisdiction. The Trustee shall be reimbursed by the Sponsor for all costs and expenses of the action or proceeding including, without limitation, reasonable attorneys' fees and disbursements.

Section 11. Resignation, Removal, and Termination
Notices. All notices of resignation, removal, or termination under this Agreement must be in writing and mailed to the party to which the notice is being given by certified or registered mail, return receipt requested, to the Sponsor c/o Lisa Mars, Computer
Associates International, Inc., One Computer Associates
Plaza, Islandia, NY 11788-7000, and to the Trustee c/o
John M. Kimpel, Fidelity Investments, 82 Devonshire
Street, Boston, Massachusetts 02109, or to such other addresses as the parties have notified each other of in the foregoing manner.

Section 12. Duration. This Trust shall continue in effect without limit as to time, subject, however, to the provisions of this Agreement relating to amendment, modification, and termination thereof.

Section 13. Amendment or Modification. This Agreement may be amended or modified at any time and from time to time only by an instrument executed by both the Sponsor and the Trustee. Notwithstanding the foregoing, to reflect increased operating costs the Trustee may once each calendar year amend Schedule "B' without the Sponsor's consent upon seventy-five (75) days written notice to the Sponsor; however, no such fee increase shall be made prior to March 31, 1995.

Section 14. General.

    (a) Performance by Trustee, its Agents or Affiliates.
The Sponsor acknowledges and authorizes that the services to be provided under this Agreement shall be provided. by the Trustee, its agents or affiliates, including Fidelity
Investments Institutional Operations Company or its successor, and that certain of such services may be provided pursuant to one or more other contractual agreements or relationships.

    (b) Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

    (c) Waiver. No waiver by either party of any failure or refusal to comply with an obligation hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

    (d) Successors and Assigns. The stipulations in this Agreement shall inure to the benefit of, and shall bind, the successors and assigns of the respective parties.

    (e) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

    (f) Section Headings. The headings of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

Section 15. Governing Law.

    (a) Massachusetts Law Controls. The validity, construction, effect and administration of this Agreement shall be governed by and interpreted in accordance with the banking laws of the Commonwealth of Massachusetts to the extent they govern the activities of the Trustee and otherwise in accordance with the laws of the State of New
York, except to the extent those laws are superseded under Section 514 of ERISA.

    (b) Trust Agreement Controls. The Trustee is not a party to the Plan, and in the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of this Agreement shall control.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

				   	         COMPUTER ASSOCIATES
					         INTERNATIONAL, INC.


Attest:/s/Belden Frease             	By:/s/Lisa Mars
       ----------------                      ------------
       Secretary                        Sr. Vice President


						FIDELITY MANAGEMENT TRUST
						COMPANY

Attest:/s/Douglas O. Kont          	By:/s/John P. O'Reilly
       ------------------              -------------------
       Assistant Clerk               Senior Vice President

				Schedule "C"

			   INVESTMENT OPTIONS

    In accordance with Section 4(b), the Named Fiduciary hereby directs the Trustee that participants' individual accounts may be invested in the following investment options:

	Fidelity Money Market Trust: Retirement Money Market Portfolio Fidelity Intermediate Bond Fund
	Fidelity Puritan Fund
	Fidelity Magellan Fund
	Fidelity Growth & Income Portfolio
	Fidelity U.S. Equity Index Portfolio
	Computer Associates Common Stock

    The mutual fund advised by Fidelity Management &
Research Company referred to in Section 4(c) shall be Fidelity Money Market Trust: Retirement Money Market
Portfolio.

    COMPUTER ASSOCIATES INTERNATIONAL, INC.

    By/s/Lisa Mars       3/23/93
      --------------------------
                         Date

				Schedule "G"

		TELEPHONE EXCHANGE PROCEDURES


The following telephone exchange procedures are currently employed by Fidelity Investments Retirement Services
Company (FIRSCO).

Telephone exchange hours are 8:30 a.m. (EST) to 8:00 p.m.
on each business day. A "business day" is any day on which the New York Stock Exchange is open.

FIRSCO reserves the right to change these telephone exchange procedures at its discretion.

	Mutual Funds

	Exchanges Between Mutual Funds

	Participants may call on any business day to exchange between the mutual funds. If the request is received before 4:00 p.m. (EST), it will receive that day's trade date. Calls received after 4:00 p.m. (EST) will be processed on a next day basis.

	Computer Associates Common Stock Fund

Exchanges Between Mutual Funds and Computer Associates
Common Stock Fund

	Participants may call on any business day to exchange between the mutual funds and the Computer
Associates Common Stock Fund. If the request is received before 4:00 p.m. (EST), it will receive that day's trade date. Calls received after 4:00 p.m. (EST) will be processed on a next day basis.

	Exchange Restriction

	It is the intention of the Trustee to maintain a sufficient liquidity reserve in the Computer
Associates Common Stock Fund to meet exchange, redemption or withdrawal requests. However, if there is insufficient liquidity in the Computer
Associates Common Stock Fund to allow for same day exchanges, the Trustee will be required to sell shares of Sponsor Stock to meet the exchange requests. If this occurs, the subsequent exchange into other Plan investment options will take place five (5) business days later. This allows for settlement of the stock trade at the custodian and the corresponding transfer to Fidelity.


COMPUTER ASSOCIATES INTERNATIONAL, INC.


By/s/Lisa Mars       3/23/93
  ---------------------------
                     Date